                                                               Exhibit (a) (10)


            This announcement is neither an offer to purchase nor a
                            solicitation of an offer
      to sell Securities (as defined below). The Offer (as defined below)
                              is being made solely
           by the Offer to Purchase, dated November 17, 2000, and the related Letter of Transmittal and is
           not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in
                 which the making of the Offer or the acceptance
                   thereof would not be in compliance with the
                           laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       AT
                               $4.60 NET PER SHARE
                                       AND
        ALL OUTSTANDING SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK
                                       AT
                      $4.60 NET PER SHARE MULTIPLIED BY THE
                      NUMBER OF SHARES OF COMMON STOCK INTO
      WHICH SUCH SHARES OF CONVERTIBLE PREFERRED STOCK ARE THEN CONVERTIBLE
                                       AND
           ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       AT
          $4.60 NET PER WARRANT LESS THE EXERCISE PRICE OF SUCH WARRANT
                                       OF
                    CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
                                       BY
                         AC ACQUISITION SUBSIDIARY, INC.
                            A WHOLLY OWNED SUBSIDIARY
                                       OF
                               CANGENE CORPORATION


     AC Acquisition Subsidiary, Inc., a Maryland corporation ("Purchaser") and a wholly owned subsidiary of Cangene Corporation, a Canadian corporation ("Parent"), is offering to purchase (a) all of the issued and outstanding shares of class A common stock, par value $.01 per share (the "Common Stock"), of Chesapeake Biological Laboratories, Inc., a Maryland corporation (the "Company"), at a price of $4.60 per share (such amount, or any higher price that may be paid per share of Common Stock in the Offer, the "Per Share Amount"); (b) all of the issued and outstanding shares of series A-1 convertible preferred stock, par value $.01 per share ("Convertible Preferred Stock") of the Company, at a purchase price of $4.60 per share multiplied by the number of shares of Common Stock into which such shares of Convertible Preferred Stock are then convertible; and (c) all issued and outstanding warrants evidencing rights to purchase shares of Common Stock (the "Warrants"), at a purchase price equal to the difference between the exercise price of such Warrants and $4.60, multiplied by the number of shares of Common Stock for which such Warrants are then exercisable (the Common Stock, the Convertible Preferred Stock and the Warrants are collectively referred to as the "Securities"), net to the seller in cash, less any required withholding of taxes and without the payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 17, 2000 (the "Offer to Purchase") and in the related Letters of Transmittal (which as amended from time to time, together constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 3, 2001, UNLESS THE OFFER IS EXTENDED.


     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser and the Company to consummate the Offer, including (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the issued and outstanding shares of Common Stock (giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants) (the "Minimum Condition"), (ii) receipt by Purchaser and the Company of certain governmental and regulatory approvals and
(iii) the loan commitment from The Bank of Nova Scotia not being withdrawn.

     Certain stockholders of the Company who, in the aggregate, own approximately 26% of the shares of Common Stock outstanding (treating the Convertible Preferred Stock as if converted) have entered into a stockholders agreement with Parent and Purchaser pursuant to which they have agreed, among other things, to tender pursuant to the Offer, and not to withdraw, their securities.

     The Offer is being made pursuant to the terms of a Merger Agreement, dated as of October 30, 2000, among Parent, Company and Purchaser (the "Merger Agreement"), pursuant to which, following the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding share of Common Stock, immediately prior to the Effective Time (other than (i) shares of Common Stock held by any of the Company's subsidiaries and (ii) shares of Common Stock held by Parent, Purchaser or any other subsidiary of Parent) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and become the right to receive the Per Share Amount. At the Effective Time, each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding (i) any shares of Convertible Preferred Stock held by any of the Company's subsidiaries and (ii) any shares of Convertible Preferred Stock or other preferred stock held by Parent, Purchaser or any other subsidiary of Parent) will be converted into and shall become the right to receive the Per Share Amount multiplied by the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible. At the Effective Time, any outstanding Company options (other than stock options granted by the Company to employees, directors, officers or consultants), warrants, convertible preferred stock (other than the Convertible Preferred Stock) or other securities that are convertible into, exercisable for or exchangeable for shares of Common Stock and by their terms are not automatically converted into, exercised for or exchanged for the right to receive the Per Share Amount as a result of the Merger shall represent only the right to receive the Per Share Amount (minus any cash exercise or exchange price). All of the above payments will be made without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS ADVISABLE AND IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND IN THE BEST INTERESTS OF SUCH STOCKHOLDERS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND
(III) RECOMMEND ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION BY THE STOCKHOLDERS OF THE COMPANY, IF NECESSARY, OF THE MERGER AGREEMENT.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased), Securities validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing the Securities or a Book-Entry Confirmation (each as defined in the Offer to Purchase) with respect to such Securities pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal. Under no circumstances will Purchaser pay interest on the purchase price for the Securities.

     The term "Initial Expiration Date" means 12:00 midnight, New York City time, on January 3, 2001. If Purchaser, in accordance with the Merger Agreement, extends the deadline for tendering Securities, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. Without the consent of the Company Board, Parent may cause Purchaser to (i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. In addition, Parent and Purchaser have also agreed pursuant to the Merger Agreement that Purchaser shall from time to time extend the Offer upon the request of the Company, if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer including the Minimum Condition have not been waived or satisfied, until (taking into account all such extensions) February 28, 2001, provided, however, that if the Minimum Condition is the only condition to the Offer not then satisfied, Purchaser shall not be required to extend the Offer for more than twenty (20) business days. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Securities previously tendered and not properly withdrawn will remain subject to the Offer and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Securities.

     If the Minimum Condition is satisfied but the number of shares of Common Stock validly tendered and not withdrawn is less than 90% of the then outstanding number of shares of Common Stock (giving effect to the conversion of all then outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants), Purchaser may also elect to provide a subsequent offering period for an aggregate period not to exceed 20 business days (a "Subsequent Offering Period"), pursuant to Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act"). If Purchaser elects to provide a Subsequent Offering Period, Purchaser will accept and promptly pay for all Securities as they are tendered during such Subsequent Offering Period and otherwise meet the requirements of Rule 14d-11.

     Except as otherwise provided below, tenders of Securities made pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, Securities may also be withdrawn at any time after January 3, 2001, or such later date as may apply if the Offer is extended. Securities tendered during the Offer may not be withdrawn during any Subsequent Offering Period.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and (if certificates representing Securities have been tendered) the name of the registered holder of such Securities, if different from that of the person who tendered such Securities. If certificates representing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Securities tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Any Securities properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Securities may be tendered again at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. No person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who tenders Securities would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's tax basis for the Securities tendered and purchased pursuant to the Offer or the Merger. If tendered Securities are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Securities, the tendering stockholder held such Securities for more than one year or will be short term if, as of such date, the stockholder held such Securities for one year or less. These principles may not apply to certain holders of Securities. All holders of Securities should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

     The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The Company has supplied to Purchaser the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Securities. The Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Securities, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Securities.

     Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:



                           [Mackenzie Partners LOGO]
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885





November 17, 2000